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                                                                    EXHIBIT 3.96

                           AMENDED AND RESTATED BYLAWS
                                       OF
          THE CORPORATIONS WHOLLY-OWNED BY PSYCHIATRIC SOLUTIONS, INC.

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      1. ANNUAL MEETING OF THE STOCKHOLDERS. The annual meeting of stockholders for the election of directors and such other purposes as may be set forth in the notice of meeting shall be held at the time and place, within or outside the State of ________, fixed by the board of directors.

      2. SPECIAL MEETINGS OF THE STOCKHOLDERS. Special meetings of the stockholders may be held at any place within or outside the State of ________ upon call of the board of directors, the chairman of the board of directors, if any, the president, or the holders of at least ten percent of the issued and outstanding shares of capital stock entitled to vote.

      3. DIRECTORS. The business of the Company shall be managed by a board of directors consisting of not less than two nor more than nine members, such number of directors within such range to be fixed by action of the board of directors. The range of size for the board may be increased or decreased by the stockholders. Vacancies in the board of directors, whether resulting from an increase in the number of directors, the removal of directors for or without cause, or otherwise, may be filled by a vote of a majority of the directors then in office, although less than a quorum. Directors may be removed for or without cause by the stockholders.

      4. MEETINGS OF THE BOARD OF DIRECTORS. Regular meetings of the board of directors may be held without notice of the date, time, place or purpose of the meeting (a) at the location of the annual meeting of stockholders immediately after the annual meeting in each year and (b) at such times and at such places within or outside the State of ________ as shall be fixed by the board of directors. Special meetings of the board of directors may be held at any place within or outside the State of ________ upon call of the chairman of the board of directors, if any, the president or a majority of the directors then in office, which call shall set forth the date, time and place of meeting and, if required by law, the purpose of the meeting. Written, oral, or any other mode of notice of the date, time and place of meeting shall be given for special meetings in sufficient time, which need not exceed two days in advance, for the convenient assembly of the directors. A majority of the number of directors of the Company then in office, but in no event less than one-third of the number of directors the Company would have if there were no vacancies in the board of directors, shall constitute a quorum, and the vote of a majority of the directors present at the time of the vote, if a quorum is present, shall be the act of the board of directors.

      5. COMMITTEES. By resolution adopted by the greater of (i) a majority of the directors of the Company then in office when the action is taken or (ii) the number of directors required by the Certificate of Incorporation or bylaws to take action, the directors may designate from among their number one or more directors to constitute an executive committee and other committees, each of which, to the extent permitted by law, shall have the authority granted it by the board of directors.
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      6. WAIVER OF NOTICE. A stockholder or director may waive any notice required to be given by the ________ General Corporation Law (the "____"), the certificate of incorporation or these bylaws before or after the date and time stated in the notice. The waiver must be in writing, signed by the stockholder or director entitled to the notice and delivered to the Company and filed in the Company's minutes or corporate records, except that a stockholder's or director's attendance at or participation in a meeting may constitute a waiver of notice under the ____. Neither the business to be transacted at, nor the purpose of, any meeting of the stockholders or directors need be specified in any waiver of notice.

      7. TRANSFER OF STOCK. The capital stock of the Company shall be transferred on the books of the Company by surrender of properly endorsed certificates therefor by the holders thereof or their duly authorized attorneys-in-fact. In case of transfer by attorney, the power of attorney, duly executed and acknowledged, shall be deposited with the secretary. The person in whose name stock stands on the books of the Company shall be deemed by the Company to be the owner thereof for all purposes.

      8. OFFICERS. The board of directors shall elect a president, a vice president, a treasurer, and a secretary, and such other officers as it may deem appropriate. The president, secretary, and any other officer so appointed by the board of directors are authorized to execute certificates representing shares of the Company's capital stock. Persons may hold more than one office except that no person may serve as both president and secretary. Officers shall have the authority and responsibilities given them by the board of directors, and each officer shall hold office until his successor is elected and qualified, unless a different term is specified by the board of directors.

      9. DIRECTOR AND OFFICER INDEMNIFICATION. To the maximum extent permitted by law, the Company shall indemnify an individual who is a party to a proceedings because such individual is or was a director or officer of the Company against any liability incurred in the proceeding and, prior to the disposition thereof, advance the reasonable expenses incurred by such individual to the extent permitted under Section ___ of the ____. The determination of entitlement to indemnification and advancement of expenses shall be made in accordance with Section ___ of the ____.

      10. FISCAL YEAR. The fiscal year of the Company for financial statement and federal income tax purposes will end on December 31 unless otherwise determined by the board of directors.

      11. AMENDMENT OF BYLAWS. The board of directors may amend or repeal these bylaws, unless (i) the certificate of incorporation or the ____ reserves this power exclusively to stockholders or (ii) the stockholders, in amending or repealing a particular bylaw, provide expressly that the board of directors may not amend or repeal that bylaw. Stockholders may amend or repeal any bylaw, even though the bylaws may also be amended or repealed by the board of directors.


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